Exhibit 10.2

Amendment and Assignment

of

Amended and Restated Employment Agreement

between

The Walt Disney Company and Thomas O. Staggs

AMENDMENT AND ASSIGNMENT of that certain Amended and Restated Employment Agreement by and between The Walt Disney Company (“Disney”) and Thomas O. Staggs (“Executive”), dated as of December 18, 2008 (the “Agreement”).

WHEREAS, Disney and Executive have mutually agreed that effective January 1, 2010, Executive shall assume the position of Chairman, Walt Disney Parks and Resorts Worldwide, and at such time relinquish his position as Senior Executive Vice President and Chief Financial Officer of Disney; and

WHEREAS, Disney and Executive desire to amend the Agreement to reflect such change in Executive’s position and to make certain other modifications to the Agreement related to such change and further desire to assign the Agreement to Walt Disney Parks and Resorts Worldwide, an indirectly wholly owned subsidiary of Disney;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Disney and Executive hereby agree as follows:

I. Amendment of the Agreement. The following amendments to the agreement are hereby agreed to by the Company and Executive, in each case effective as of January 1, 2010:

1. The meaning of the term “Company” is hereby amended throughout the Agreement to mean Walt Disney Parks and Resorts Worldwide.

2. Paragraph 2 of the Agreement is hereby amended to read in its entirety as follows:

2. Position and Duties. During the Employment Period, Executive shall serve as Chairman, Walt Disney Parks and Resorts Worldwide. In such capacity, Executive shall report, at the election of Disney as exercised by it from time to time, solely and directly either (i) to the Chief Executive Officer of Disney, (ii) to either of the President or Chief Operating Officer of Disney, if such officer shall at any time not also be the Chief Executive Officer of Disney, or (iii) to any other position at Disney more senior than President or Chief Operating Officer of Disney;

provided, however, that Executive shall not at any time be required to report to any person pursuant to either clause (ii) or clause (iii) above unless such person shall report directly to the Chief Executive Officer of Disney. During the Employment Period, Executive shall devote substantially all his business time to the services required of him hereunder in his position as Chairman, Walt Disney Parks & Resorts Worldwide, or such other positions with the Company or its affiliates within the Parks and Resorts segment, consistent with his position as Chairman, Walt Disney Parks and Resorts Worldwide, as the Company shall reasonably assign to Executive from time to time, and Executive shall perform such services in a manner consonant with the duties of his position. Executive shall be subject to the terms and conditions of any applicable policy of Disney or the Company regarding service (including as a director) on behalf of any other organization, provided that, subject to the provisions of Paragraph 8(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities as Chairman, Walt Disney Parks and Resorts Worldwide.

3. Paragraphs 3(b) and 3(c) of the Agreement are hereby amended to read in their entirety as follows:

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan as then generally applicable, for fiscal 2010, to Disney’s executive officers, and, for fiscal 2011 and thereafter, to the most senior executives of the subsidiaries of Disney (such subsidiaries being the “Disney Group”) who have levels of responsibility comparable to Executive’s (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each fiscal year during the term hereof shall be no less than twice Executive’s Base Salary as expected to be in effect at the end of such fiscal year, as determined in accordance with the schedule established under Paragraph 3(a). The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”). The preceding sentence shall not limit any power or discretion of the Board or the Committee in the administration of the Annual Plan. Accordingly, depending on performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable, for fiscal 2010, to Disney’s executive officers, and, for fiscal 2011 and thereafter, to the most senior executives of the Disney Group in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company or an affiliate thereof through the date on which such bonuses are paid.

(c) Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to the most senior executives of the Disney Group with levels of responsibility comparable to Executive’s, on substantially the same terms and conditions as generally apply to such other executives, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. During each fiscal year during the term hereof, Executive shall receive an annual award with a target award value (which value shall be as determined in accordance with the policies and practices generally applicable to other senior executives of the Disney Group with levels of responsibility comparable to Executive’s) of not less than three times Executive’s Base Salary as expected to be in effect at the end of such fiscal year, as determined in accordance with the schedule established under Paragraph 3(a); it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of Disney. The preceding sentence shall not limit any power or discretion of the Board or the Committee in the administration of any such long-term incentive plan. The Compensation Committee may increase the award value of any award made in respect of any such fiscal year based on its evaluation of Executive’s performance. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of Disney’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

4. Paragraphs 4(a) and 4(b) of the Agreement are hereby amended to read in their entirety as follows:

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by Disney and made available generally to its senior officers , including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of Disney, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by Disney for its senior officers, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof, in each case to the extent that would have been applicable to Executive had his position as Senior Executive Vice President and Chief Financial Officer of Disney continued throughout the Employment Period, and in each case, subject to compliance with applicable ERISA rules or regulations and federal, state or local law and the requirements for eligibility for tax-qualified status of any plan or program of Disney (being understood that if any such benefit or plan of Disney cannot at any time be provided to Executive in accordance with the foregoing, then the benefit or plan of the Company most comparable thereto will be provided to him).

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to the most senior executives of the Disney Group with levels of responsibility comparable to Executive’s in accordance with the then current policies and practices of Disney and/or the Company.

5. Paragraphs 5(b)(i) and 5(b)(iii) of the Agreement are hereby amended to read in their entirety as follows:

(i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Disney or Company plan, policy, practice or program or any contract or agreement with Disney or the Company by reason of Executive’s death or Termination due to Disability.

(iii) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements and Disney and/or the Company shall provide Executive the Conditional Benefits, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement. For Executive to become entitled to the Conditional Benefits, Executive must deliver both the executed Release and the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.

6. Paragraphs 5(c)(ii), 5(c)(iv), and 5(c)(vi) of the Agreement are hereby amended to read in their entirety as follows:

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of Disney or the Company or any of their affiliates applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, Disney or the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of Disney, the Company, or any of their affiliates.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with Disney’s or the Company’s policies. Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Paragraph 5(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make for all payments required for any such continued health care coverage that Executive may choose to receive.

(vi) Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to him by Disney shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

7. The last sentence of Paragraph 5(d)(ii) of the Agreement is hereby amended to read in its entirety as follows:

However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of Disney shall not be operative after the Termination Date with respect to any Remaining Stock Options.

8. Paragraphs 5(d)(iii)(B) and 5(d)(iii)(D) of the Agreement are hereby amended to read in their entirety as follows:

(B) for so long as this Agreement shall be in effect (that is, regardless of whether the Termination Right has been exercised or a Termination for Good Reason shall have occurred), any terms in any of the Original RSU Award Documents relating to a change in control of the Company shall not be operative unless the event that constitutes a change in control of Disney also constitutes a “change in control event” with respect to Disney within the meaning of Section 409A;

(D) to the extent that, under Disney’s compensation practices and policies, any tranche of Remaining Stock Units is subject to the achievement of performance conditions which were imposed solely because Executive was an executive officer of Disney who could have been a covered employee within the meaning of Section 162(m) at the time payment in respect of such award was expected to be made (the “Applicable 162(m) Criteria”) and such Applicable 162(m) Criteria relate, in whole or in part, to any performance period continuing after the end of Disney’s fiscal year in which the Termination Date occurs, such Applicable 162(m) Criteria shall be waived as of the Termination Date with respect to such tranche of the Remaining Stock Units; provided, however, that this Paragraph 5(d)(iii)(D) shall not be applicable if and to the extent, in the reasonable opinion of tax counsel to Disney, the presence of such provision would cause any stock units intended to be qualified as other performance based compensation within the meaning of Section 162(m) of the Code to fail to be so qualified at any time prior to Executive’s Termination Date.

9. The subparagraphs titled, “Continuing Unvested Options,” “Remaining Stock Units,” and “Termination for Good Reason” under Paragraph 5(e) of the Agreement are hereby amended to read in their entirety as follows:

“Continuing Unvested Options” means any of Executive’s stock options that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by Disney or the Company or an affiliate thereof through the Scheduled Expiration Date.

“Remaining Stock Units” means any of Executive’s restricted stock units (including, but not limited to, the 250,000 restricted stock units granted on January 30, 2008) outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested on or prior to the Scheduled Expiration Date had Executive continued to be employed by Disney or an affiliate thereof through the Scheduled Expiration Date.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights, but a failure to effect a scheduled increase in the Base Salary would be a reduction in such compensation rights; (ii) the removal of him by Disney or the Company from the position of Chairman, Walt Disney Parks and Resorts Worldwide; (iii) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction; (v) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chairman, Walt Disney Parks and Resorts Worldwide and any other position in which he is then serving; (vi) the relocation of Executive’s principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of this Agreement by Disney or the Company. In addition, following the occurrence of a Change in Control (as defined in the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “1995

Stock Plan”)), any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2005 Stock Plan and the 1995 Stock Plan (the “Plans”), as such Plans have been amended through October 2, 2008, shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (B) unless Executive shall have delivered a written notice to the Company within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

12. The first sentence of Paragraph 7 of the Agreement is hereby amended to read in its entirety as follows:

In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of Disney or the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes and interest and penalties thereon, is equal to the Excise Tax on the Aggregate Payment.

13. Paragraph 8 of the Agreement is hereby amended to read in its entirety as follows:

8. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by

Disney or the Company or any of their affiliates at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to Disney or the Company or any of their affiliates or information designated as confidential or proprietary that Disney or the Company or any of their affiliates may receive belonging to suppliers, customers or others who do business with Disney or the Company or any of their affiliates (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 8(b)).

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of Disney or the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the two-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of Disney or the Company or any of their affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by Disney or the Company or an affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Disney or Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause Disney or the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Disney and/or the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 8. These injunctive remedies are cumulative and are in addition to any other rights and remedies Disney and/or the Company may have at law or in equity.

14. Paragraph 9(g) of the Agreement is hereby amended to read in its entirety as follows:

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of Disney’s governing documents. Nothing in this Paragraph 9(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 5).

15. The first two paragraphs of Exhibit A of the Agreement are hereby amended to read in their entirety as follows:

THIS CONSULTING AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between Thomas O Staggs (hereinafter referred to as “Consultant”) and Walt Disney Parks and Resorts Worldwide (hereinafter referred to as “Company”), an indirectly wholly owned subsidiary of The Walt Disney Company (“Disney”) on and as of             , 20     pursuant to that certain Amended and Restated Employment Agreement by and between Executive and Disney dated as of December 18, 2008, as subsequently further amended and assigned to Company (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1.(a) Unless this Agreement is earlier terminated as hereinafter provided, for a period following the termination of Consultant’s employment under the Employment Agreement equal to the lesser of 6 months or the remaining period of the Term of the Employment Agreement (the “Consulting Agreement Period”), Consultant shall personally and diligently provide to the Company such consulting services as the Company may reasonably request from time to time, provided that such services shall relate to matters appropriate for the former Chairman, Walt Disney Parks and Resorts Worldwide and shall be a type and nature and duration typical for a post-employment consulting agreement with the former Chairman, Walt Disney Parks and Resorts Worldwide. Consultant shall not be required to report to Company’s offices and shall be permitted, subject to the terms hereof, to provide consulting services to third parties during the term hereof, provided (i) in no event shall consulting services or other services or advice of any nature be provided by Consultant, directly or indirectly (whether as an employee, consultant, independent contractor, agent, partner, principal, owner or otherwise) to any person or entity which directly or indirectly owns, operates, manages, develops, controls or provides services to, any business involved in any of the following activities: (A) the conception, creation, development, production, purchase, sale, distribution, broadcast, transmission or other disposition (including, without limitation, the licensing and/or merchandising of related consumer products) of audio and/or visual product or works of any nature in any media, including, without limiting the generality of the foregoing, any activity relating to (i) any aspect of the network, cable, broadcasting, television (including pay-per-view, closed circuit or any inter-active form of distribution of television or other audio/visual product) or internet businesses, or (ii) the development, marketing or distribution by any vehicle whatsoever of any film or television product or any similar content in any media, whether or not now existing, (B) the operation, management, development, licensing and promotion of themed resorts, hotels and restaurants or amusement or themed entertainment parks; or (C) the design, development, publishing, promotion or sale of products based on cartoon or other animated characters, films, television and theatrical productions and other intellectual property derived therefrom, in each case, only to the extent that such person or entity is actively engaged in any geographic area in any business which is in competition with a business conducted by Disney or one of its subsidiaries at the time of the performance of such services (the “Specified Activities”), and (ii) that any services required by Company shall at all times be provided with precedence being given to Company and on a “first priority” basis to Company, although Company shall endeavor to provide, when possible, reasonable notice to Consultant of all services required hereunder and to give due consideration, to the extent practicable, to any prior commitments

Consultant may have at such time. In no event shall Consultant be required to devote more than 13.5 hours per week to services to Company hereunder, and the parties agree and understand that Consultant’s expected commitment to such services shall regularly be less than the stated maximum weekly hours.

16. Paragraph 6(a) of Exhibit A of the Agreement is hereby amended to read in its entirety as follows:

6.(a) Consultant, by virtue of this Agreement, shall acquire no right to use, and shall not use, the name “Disney” or “The Walt Disney Company” or “Walt Disney Parks and Resorts” or “Walt Disney Parks and Resorts Worldwide” Disney Destinations” or “ABC” or “American Broadcasting Companies” or “ESPN” (either alone or in conjunction with or as a part of any other word, mark, or name) or any marks, fanciful characters or designs of The Walt Disney Company, or Company or any of their related, affiliated, or subsidiary companies in any advertising, publicity, or promotion; to express or imply any endorsement by Disney or Company or any of their related, affiliated or subsidiary companies of Consultant’s services; or in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). Consistent with his obligations under Paragraph 7, this Paragraph 6(a) shall not prevent Executive from using such names to describe his activities with respect to Disney and the Company and their affiliates under and prior to the Employment Agreement and under this Agreement.

17. The first recital of Exhibit B of the Agreement is hereby amended to read in its entirety as follows:

WHEREAS, Thomas O. Staggs (hereinafter referred to as “Executive”) and Walt Disney Parks and Resorts Worldwide (hereinafter referred to as the “Company”) are parties to an Amended and Restated Employment Agreement, dated as of December 18, 2008, as subsequently further amended and assigned to Company (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

II. Assignment of the Agreement. Disney, with the full and irrevocable consent and approval of Executive, which is hereby confirmed, acknowledged, and agreed, hereby assigns the Agreement and all rights obligations which Disney has thereunder (other than those rights and obligations which arise out of specific references to “Disney” in the

Agreement as amended hereby) to Walt Disney Parks and Resorts Worldwide, which hereby accepts and assumes such assignment and all of the rights and obligations of Disney assigned pursuant to the foregoing and agrees to perform all of the obligations of “Company” thereunder arising from and after January 1, 2010.

As amended and assigned pursuant hereto, the Agreement shall continue in full force and effect in accordance with its terms.

This Amendment and Assignment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and facsimile signature pages shall be accepted as originals.

IN WITNESS WHEREOF, Disney has caused this Amendment and Assignment to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

THE WALT DISNEY COMPANY

By:	/s/ Mary Jayne Parker
Title:	Executive Vice President and
Chief Human Resources Officer

Date:	January 7, 2010

/s/ Thomas O. Staggs
Thomas O. Staggs

Date: January 7, 2010

ACCEPTED AND AGREED TO:

WALT DISNEY PARKS AND RESORTS WORLDWIDE

By:	/s/Julie L. Hodges
Title:	Senior Vice President – Human Resources and Diversity and Inclusion

Date:	January 7, 2010

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